CONSULTING AGREEMENT



     THIS AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of January, 1997 by and between fonix corporation, a Delaware corporation ("fonix"), and Samuel Koo ("Consultant"). Hereinafter either party may be referred to as "Party" and collectively as "Parties".


                            RECITALS:

     WHEREAS, fonix is a development stage company, of which the primary business activity is presently research and development associated with the commercial exploitation of certain proprietary computer voice recognition technology and the development and manufacture of a prototype device employing such technology; and


     WHEREAS, fonix desires to develop licensing or strategic partnership relationships with technology companies in Korea; and

     WHEREAS, Consultant desires to introduce fonix to technology companies in Korea.


     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                            ARTICLE I
                            CONSULTING

     1.1  Description.   fonix hereby retains Consultant to perform, and
Consultant hereby agrees to perform, consulting services to fonix as herein provided.

     1.2 Services to be Performed . Consultant will (a) introduce fonix to Korean technology companies and (b) assist fonix in obtaining executed confidentiality agreements in a form satisfactory to fonix from such companies.

     1.3. Independent Contractor. Consultant acknowledges that Consultant's retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right, product of fonix , nor does this Agreement confer any employment right on Consultant. Consultant agrees that in performing its duties under this Agreement, it shall be operating as an independent contractor as that term is defined in Treasury Department regulations and Internal Revenue Service rulings and interpretations. Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Paragraph 1.3

     1.4 Confidentiality and Non-disclosure. Consultant acknowledges that in the performance of services under this Agreement, he may acquire confidential information concerning fonix technology, know-how, product plans and specifications, records, business concepts, financial matters and other information which are valuable, special and unique assets of fonix (herein "Information"). Consultant will not, during or after the term of this Agreement, disclose any Information, no matter how acquired, to any person or entity for any reason or purpose outside of fonix's usual business activities as defined hereunder, and will not in any manner directly or indirectly aid or be a party to any acts, the effects of which would tend to divert, diminish or prejudice the technology, good will, business or business opportunities of fonix. In the event of a threatened breach by Consultant of the provisions of this paragraph, fonix shall be entitled to an injunction restraining Consultant from disclosing any such information or from rendering any services to any person or entity to whom any such information has been disclosed or threatened to be disclosed. Nothing herein shall be construed as prohibiting fonix from pursuing any other remedies available to fonix for actual breach of the provision of this paragraph, including the recovery of damages from Consultant.

     1.4.1 In exchange for fonix executing this Agreement and agreeing to the retention of Consultant's Services by fonix, Consultant does hereby enter into this Covenant of Confidentiality and acknowledges the adequacy of the consideration to support this Covenant.

     1.4.2 The covenants made by Consultant under Section 1.4 shall survive the expiration or termination of this Agreement


                            ARTICLE II
                         TERM OF CONTRACT

     2.1 Term. The term of this Agreement shall be from the effective date hereof until May 31, 1997, except as provided in Article III.

     2.2 Termination for Cause. Consultant acknowledges that his retainer under this Agreement may be terminated for Cause as set forth herein. For the purposes of this paragraph,


"Cause" shall mean any of the following:

      (a)Fraud;

      (b)It is determined that a violation of law has taken place or is about to take place in connection with this Agreement.

      (c)Violation of the confidentiality provisions of this Agreement.



                           ARTICLE III
                           COMPENSATION

     3.1 Compensation. Consultant by executing this Agreement has earned Five Thousand (5000) shares of fonix common stock.

     3.2. May 31 Letter of Intent. If (a) there is a letter of intent signed on or before May 31, 1997 between fonix and a Korean technology company which has been introduced to fonix by Consultant and (b) a definitive agreement arising from such letter of intent between fonix and a Korean technology company is entered into and closed no later than 180 days from May 31, 1997,
 Consultant will receive warrants which will allow Consultant to purchase two hundred fifty thousand (250,000) shares of fonix common stock at $7.49 per share which price is eighty-five percent (85%) of the closing price for shares of fonix common stock on January 14th, 1997.

     3.3. Letter of Intent after May 31. If (a) there is a letter of intent signed after May 31, 1997 between fonix and a Korean technology company which has been introduced to fonix by Consultant and (b) a definitive agreement arising from such letter of intent between fonix and a Korean technology company is entered into and closed within one year of May 31, 1997, Consultant will receive warrants which will allow Consultant to purchase 100,000 shares of fonix common stock at $7.49 per share which price is eighty-five percent (85%) of the closing price for shares of fonix common stock on January 14th, 1997.

     3.4 Failure to Obtain Letter of Intent. If Consultant fails to achieve the events set forth in section 3.2 or 3.3 above, Consultant will receive no compensation other than the five thousand ( 5000) shares of fonix common stock recited in section 3.1 above.

     3.5. Registration of Stock. fonix will register as soon as reasonably possible, any shares of its common stock received by Consultant under this Agreement pursuant to an S-8 Registration. Consultant represents and warrants that he has received the most recent annual report (Form 10-KSB) and quarterly report (Form 10-QSB) for fonix which are delivered with this Agreement. If the S-8 Registration is successfully challenged by the Securities and Exchange Commission, making such registration invalid, fonix will, as soon a practicable, provide registration for Consultant's shares such that Consultant's shares will be free trading. Warrants will be valid for two years.

     3.6 Expenses. Consultant shall be responsible for the payment of any expenses incurred by Consultant in the providing of Services hereunder.

     3.7 Receipt of Stock. If at the time that Consultant desires to receive shares of stock subject to the warrants referred to in sections 3.2 or 3.3 above, fonix is using the services of a broker to assist its employees in the exercise of stock options and the sale of stock subject to such options, fonix will request such broker to assist Consultant and extend the same services to Consultant in the purchase and sale of stock which Consultant receives under this Agreement.


                            ARTICLE IV
                     MISCELLANEOUS PROVISIONS

     4.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral agreements concerning the subject matter contained herein.

     4.2 Amendment. This Agreement may be amended only by the written consent of the parties.

     4.3 Waiver. No waiver of any breach or default of this Agreement by either party hereto shall be considered to be a waiver of any other breach or default of this Agreement.

     4.4 Notices. Any notices pertaining to this Agreement shall be in writing and shall be transmitted by personal hand delivery or fax to an officer or director of fonix or to Consultant, or through the facilities of the United States Post Office, certified mail, return receipt requested. The addresses set forth below for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

     fonix:

     fonix  corporation
     Attention Jeffrey N. Clayton
     Vice President - Legal
     60 East South Temple
     1225 Eagle Gate Tower
     Salt Lake City, Utah 84111

     Consultant:
     Samuel Koo
     142 West End Avenue # 17U
     New York, NY 10023

     Notices given by mail shall be deemed to be delivered on the day such notice is deposited in the United States mail, postage prepaid.

     4.5 Cost of Default. In addition to any other rights or damages contained herein, in the event either party defaults in the performance of any term or condition hereunder, the defaulting party shall pay all expenses and costs incurred by the other party in enforcing the terms hereof, including, but not limited to, costs, reasonable attorney's fees, expert witness fees and/or deposition costs, whether incurred through legal action or otherwise and whether incurred before or after judgment.

     4.6 Assignment. The Consultant's rights and duties pursuant to this Agreement are not assignable without the express written agreement of fonix.
 fonix may assign any of its rights or obligations hereunder.

     4.7 Consultant not Exclusive Consultant of fonix. Nothing herein shall restrict or otherwise limit the right of fonix to engage or retain other consultants, either as employees or as independent contractors.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



     fonix:

        fonix  corporation


     By:  /s/ Roger D. Dudley
        -----------------------------
     Roger D. Dudley
     Title: Executive Vice President



     CONSULTANT:

     Samuel Koo


     /s/ Samuel Koo
     --------------------------------
     February 25, 1997
     New York, New York